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                                                                      EXHIBIT 23

            Consent of Independent Registered Public Accounting Firm

The Board of Directors
Applied Innovation Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-62646, 33-94582, 333-100681, 333-68608, 333-67259, and 333-4432) on Form S-8
of Applied Innovation Inc. of our reports dated March 7, 2005, with respect to the consolidated balance sheets of Applied Innovation Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and related financial statement schedule, which reports appear in the December 31, 2004, annual report on Form 10-K of Applied Innovation Inc.


/s/ KPMG LLP

Columbus, Ohio
March 7, 2005